Magellan Gold Corporation Appoints Senior Mining Executive to Head its Minerals Subsidiary

Focus to be on the Company’s Silver District Property and on new mineral opportunities

FOR IMMEDIATE RELEASE

            June 10, 2015

Reno, Nevada – Magellan Gold Corporation (OTCBB:  MAGE) (“Magellan” or “the Company”) is pleased to announce that Dr. Pierce Carson has accepted the position of President and Chief Executive Officer of Gulf & Western Industries, Inc., the Company’s 85% owned minerals subsidiary. Dr. Carson is an unusually well qualified mining executive who has managed the discovery, financing, development and operation of mining properties internationally and domestically over an accomplished career spanning over forty years. Among the companies he has worked for are Exxon Minerals Company, Kennecott Copper Corporation, Nord Pacific Limited and Santa Fe Gold Corporation. Dr. Carson holds a PhD in Economic and Structural Geology and an MS in Ore Deposits from Stanford University, and a Bachelor’s Degree in Geology from Princeton University.

John Power, President & CEO of Magellan, said, “We are delighted to welcome Pierce and are fortunate to have the benefit of his vast experience in finding and developing new mines, especially at this critical time in the strategic growth of our company.”

Dr. Carson said, “I am excited about this challenge and will be focusing on advancing the Silver District property toward development and production. We also will be assessing new mineral opportunities with a view to acquiring additional quality projects. In particular we will be seeking properties with potential for early production.”

About the Silver District Property, La Paz Co., Arizona

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The Silver District Property in southwest Arizona is an advanced exploration to development stage project. It appears to have promising potential for development of a silver mine with by-products fluorspar, barite and lead-zinc.

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Historic recorded production during 1883-1893 from small underground mines was 1.56 million ounces silver and 2.33 million pounds lead.

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The property consists of over 2,000 acres of patented and unpatented mining claims and mill site claims, and an Arizona state mining lease. The project area covers all of the important mines and prospects in the Silver District. Mineralization is controlled by three principal sub-parallel vein systems extending over a collective strike length of eight miles.

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From 1973-1992, New Jersey Zinc Company and Orbex Minerals Ltd and its successor companies drilled 465 shallow holes for an aggregate length of 62,866 feet, conducted metallurgical test work and carried out scoping studies.

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In 2014, Magellan drilled three holes, one of which was designed to confirm results of historic drilling. Magellan’s hole PA-01 intersected 90 feet grading 6.05 opt silver (including 10 feet of 17.06 opt silver), which compares favourably to the historic result. PA-01’s 90-foot intercept also returned previously unreported zinc-lead mineralization averaging 4.71% zinc and 1.56% lead over the 90 feet, including 10 feet grading 8.35% zinc and 4.02% lead.

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In 1991, using polygonal methods, mineralization was estimated as 3,560,211 tons grading 4.46 opt silver (15,883,500 contained ounces silver). In 1992, the fluorspar mineralization was estimated as 2,263,772 tons grading 14.5% CaF2 (328,450 tons contained fluorspar). Included within the mineralization, substantial tonnages grade 17.0% barite (BaSO4) and 3.57% lead-zinc. These historic estimations of mineralization do not constitute a reserve estimation.

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Most drilling on the veins only extended  150-200 foot to shallow open pit depth and mineralization is open below that depth. There appears to be excellent potential to increase resources with deeper drilling. There also is promising potential to substantially expand the near-surface mineralization along strike extensions of known deposits and along untested vein segments.

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Conceptual development schemes by past operators have involved multiple open pits feeding a central mill. Flow sheet designs employ fine grinding and cyanide leaching to recover silver, and conventional flotation to recover fluorspar and barite. Forecast recoveries, supported by extensive bench and pilot scale metallurgical testing, were up to 65% for silver and up to 80% for fluorspar and barite. Additional work on metallurgical options offers the potential to further improve recoveries.

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Substantial additional work will be required in order to determine the feasibility of developing a new mine. Among other items, the work will need to include drilling, reserve estimation, metallurgical studies, mine and plant design and engineering, marketing studies and assessment of permitting issues. Until that work and a positive feasibility study is concluded, there can be no assurance that the property contains commercially recoverable minerals.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCBB:  MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties. The Company holds its properties through its 85% owned subsidiary Gulf & Western Industries, Inc.

The Silver District Property consists of 94 unpatented lode mining claims, 4 patented lode claims, an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totalling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 50 miles north of Yuma in southwest Arizona. Magellan completed  the acquisition of the Silver District  in September 2014 and formed a subsidiary Gulf + Western to take title to the project.  The Sacramento Mountains Project comprises 50 lode claims totalling over 1,000 acres located near Needles, California.

Important Note:

We are currently in the exploration stage and have no proven or probable reserves, as those terms are defined by the Securities and Exchange Commission (“SEC”) on any of our properties.

In order to demonstrate the existence of proven or probable reserves under SEC guidelines, it would be necessary for us to advance the exploration of our Properties by significant additional delineation drilling to demonstrate the existence of sufficient mineralized material with satisfactory continuity which would provide the basis for a feasibility study which would demonstrate with reasonable certainty that the mineralized material can be economically extracted and produced. We do not have sufficient data to support a feasibility study with regard to the Properties, and in order to perform the drill work to support such feasibility study, we must obtain the necessary permits and funds to continue our exploration efforts. It is possible that, even after we have obtained sufficient geologic data to support a feasibility study on the Properties, such study will conclude that none of the identified mineral deposits can be economically and legally extracted or produced. If we cannot adequately confirm or discover any mineral reserves of precious metals on the Properties, we may not be able to generate any revenues. Even if we discover mineral reserves on the Properties in the future that can be economically developed, the initial capital costs associated with development and production of any reserves found is such that we might not be profitable for a significant time after the initiation of any development or production. The commercial viability of a mineral deposit once discovered is dependent on a number of factors beyond our control, including particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as metal prices. In addition, development of a project as significant as the ones we might be planning will likely require significant debt financing, the terms of which could contribute to a delay of profitability.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact:  John Power, President, Magellan Gold Corporation or

                Dr. Pierce Carson, President, Gulf + Western Industries, Inc. (707) 884-3766